CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$3,373,000	$434.44

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated October 28, 2013
To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-190038

$3,373,000 Barclays Bank PLC Airbag Return Optimization Securities
Linked to the shares of the iShares® Russell 2000 ETF due October 31, 2016

Investment Description

Airbag Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of shares of the iShares® Russell 2000 ETF (the “Underlying Equity”). If the closing price of the Underlying Equity on the Final Valuation Date (the “Final Price”) is greater than the closing price of the Underlying Equity on the Trade Date (the “Initial Price”), the Issuer will repay your principal amount at maturity plus pay a return equal to the Underlying Return times the Multiplier of 1.5, up to the Maximum Gain, which is equal to 32.10%. If the Final Price is equal to or less than the Initial Price and greater than or equal to the Conversion Price, which is equal to 85% of the Initial Price, at maturity the Issuer will pay you the principal amount of your Securities with no additional return. If the Final Price is less than the Conversion Price, Barclays Bank PLC will deliver to you a number of shares of the Underlying Equity equal to the principal amount per Security divided by the Conversion Price (the “Share Delivery Amount”) for each of your Securities (subject to adjustments in the case of certain events described in the prospectus supplement under “Reference Assets — Exchange-Traded Funds — Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”). Investing in the Securities involves significant risks. The Issuer will not make any interest or dividend payments on the Securities. You may lose some or all of the principal amount of the Securities. You may receive shares of the Underlying Equity at maturity that are expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential: At maturity, the Securities enhance any positive performance of the Underlying Equity, up to the Maximum Gain. If the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Multiplier, capped by the Maximum Gain. If the Underlying Return is negative, you may be exposed to the Underlying Equity’s decline at maturity.
❑	Contingent Repayment of Principal at Maturity: If you hold the Securities to maturity and the Final Price is greater than or equal to the Conversion Price, the Issuer will repay you the full principal amount of the Securities. If the Final Price is less than the Conversion Price, Barclays Bank PLC will deliver to you the Share Delivery Amount at maturity for each of your Securities, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates

Trade Date: October 28, 2013

Settlement Date: October 31, 2013

Final Valuation Date1: October 25, 2016

Maturity Date1: October 31, 2016

[1]	Subject to postponement in the event of a market disruption event as described under “Reference Assets — Exchange-Traded Funds — Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-5 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT AND IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Airbag Return Optimization Securities linked to shares of the iShares® Russell 2000 ETF. The return on the Securities is subject to, and limited by, the predetermined Maximum Gain.

Offering	Multiplier	Maximum Gain	Maximum Payment at Maturity (per $1,000 principal amount Security)	Initial Price	Conversion Price	CUSIP	ISIN
Securities linked to shares of the iShares® Russell 2000 ETF	1.5	32.10%	$1,321.00	$111.04	$94.38, which is 85% of the Initial Price	06742E869	US06742E8690

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and this pricing supplement.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]		Fees and Commissions		Proceeds to Barclays Bank PLC
Offering of Securities to Brokerage Accounts	Total	Per Security	Total	Per Security	Total	Per Security
	$3,116,000	$1,000	$77,900	$25	$3,038,100	$975

	Initial Issue Price[1]		Fees and Commissions [2]		Proceeds to Barclays Bank PLC
Offering of Securities to Fee-Based Advisory Accounts	Total	Per Security	Total	Per Security	Total	Per Security
	$257,000	$975	$0.00	$0.00	$257,000	$975
[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is $957.20 per Security. The estimated value is less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 of this pricing supplement.
[2]	With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $975 per Security and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution” on page PS-14 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm
♦	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm
♦	Index Supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Airbag Return Optimization Securities linked to shares of the iShares® Russell 2000 ETF that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 8 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-5 of this pricing supplement.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of the Underlying Equity.
♦	You seek an investment with a return linked to the performance of the Underlying Equity and believe the Underlying Equity will appreciate over the term of the Securities, but that any such appreciation is unlikely to exceed the Maximum Gain.
♦	You believe the Final Price of the Underlying Equity is not likely to be below the Conversion Price and, if it is, you can tolerate receiving shares of the Underlying Equity at maturity worth less than your principal amount or that may have no value at all.
♦	You are willing to forego dividends paid on the Underlying Equity.
♦	You understand that your return is limited by the Maximum Gain, and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover of this pricing supplement.
♦	You do not seek current income from this investment.
♦	You are willing to hold the Securities to maturity, and you are not seeking an investment for which there will be an active secondary market.
♦	You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You seek an investment that is designed to return the full principal amount at maturity.
♦	You cannot tolerate the loss of some or all of your investment and are not willing to make an investment that may have the full downside market risk of the Underlying Equity.
♦	You believe the Final Price of the Underlying Equity is likely to be below the Conversion Price, which could result in a total loss of your initial investment, or you believe the Underlying Equity will appreciate over the term of the Securities by more that the Maximum Gain.
♦	You cannot tolerate receiving shares of the Underlying Equity at maturity worth less than your principal amount or that may have no value at all.
♦	You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover of this pricing supplement.
♦	You seek an investment that is exposed to the full potential appreciation of the Underlying Equity, without a cap on participation.
♦	You are unable or unwilling to hold the Securities to maturity, and seek an investment for which there will be an active secondary market.
♦	You prefer to receive dividends paid on the Underlying Equity.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You seek current income from this investment.
♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-5 of this pricing supplement as well as the ‘’Risk Factors’’ beginning on page S-6 of the prospectus supplement and page IS-2 of the index supplement for risks related to an investment in the Securities.

Final Terms1

Issuer:	Barclays Bank PLC
Initial Issue Price:	$1,000 per Security for brokerage accounts; $975 per Security for advisory accounts.
Principal Amount:	$1,000 per Security. The payment at maturity will be based on the principal amount per Security.
Term:	3 years
Reference Asset[2]	Shares of the iShares® Russell 2000 ETF (the “Underlying Equity”)
Multiplier:	1.5
Maximum Gain:	32.10%
Payment at Maturity (per $1,000 principal amount Security) :	• If the Final Price is greater than the Initial Price, the Issuer will repay the principal amount plus pay a return equal to the Underlying Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $1,000 principal amount Security would be calculated as follows:
$1,000 + [$1,000 × the lesser of (a) Underlying Return × Multiplier and (b) the Maximum Gain]
• If the Final Price is equal to or less than the Initial Price and greater than or equal to the Conversion Price, the Issuer will repay the full principal amount at maturity, with no additional return.
• If the Final Price is less than the Conversion Price, at maturity the Issuer will deliver to you a number of shares of the Underlying Equity equal to the Share Delivery Amount (subject to adjustments) for each Security you own.
The value of the Share Delivery Amount is expected to be less than the principal amount and may be worthless.
Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.
Underlying Return:	Final Price – Initial Price Initial Price
Initial Price:	$111.04, which is the closing price of the Underlying Equity on the Trade Date.
Final Price:	The closing price of the Underlying Equity on the Final Valuation Date.
Conversion Price:	$94.38, which is 85% of the Initial Price.
Share Delivery Amount[3]:	10.5955, which is the number of shares of the Underlying Equity equal to (1) the principal amount per Security of $1,000 divided by (2) the Conversion Price, as determined on the Trade Date, subject to adjustment upon the occurrence of certain events affecting the Underlying Equity. See “Reference Assets — Exchange-Traded Funds — Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.
Closing Price:	On any trading day, the last reported sale price of the Underlying Equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Calculation Agent:	Barclays Bank PLC
1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2	For a description of adjustments that may affect the reference asset, see “Reference Assets — Exchange-Traded Funds — Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.
3	If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying Equity in an amount equal to that fraction multiplied by the Final Price.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES OF THE UNDERLYING EQUITY AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT AND MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦	You Risk Losing Some or All of Your Principal — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities at maturity. Barclays Bank PLC will only pay you the principal amount of your Securities in cash if the Final Price of the Underlying Equity is greater than or equal to the Conversion Price and only at maturity. If the Final Price of the Underlying Equity is below the Conversion Price, Barclays Bank PLC will deliver to you a number of shares of the Underlying Equity equal to the Share Delivery Amount for each Security you then own. Because each Security may be converted into shares of the Underlying Equity at the Conversion Price, any incremental decline in the Underlying Equity price below the Conversion Price will result in a proportionately higher loss to the principal amount at maturity. For example, if the Conversion Price is 85% of the Initial Price and the Final Price is less than the Conversion Price, you will lose 1.1765% of your $1,000 principal amount per Security at maturity for each additional 1% that the Final Price is less than the Conversion Price. If you receive shares of the Underlying Equity at maturity, their value is expected to be less than the principal amount of the Securities, and they may have no value at all.
♦	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this pricing supplement only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell your Securities at a loss relative to your initial investment even if the price of the Underlying Equity at such time is above the Conversion Price. You should be willing to hold your Securities to maturity. Contingent repayment of principal at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.
♦	The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the product of the Multiplier and the Underlying Equity’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain from the Issuer only if you hold your Securities to maturity.
♦	Your Maximum Return on the Securities Is Limited by the Maximum Gain — If the Final Price is greater than the Initial Price, for each $1,000 principal amount of Securities, the Issuer will pay you at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Underlying Equity, which may be significant. We refer to this percentage as the Maximum Gain. As a result, your return on the Securities may be less than the return on a hypothetical direct investment in the Underlying Equity.
♦	No Interest Payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Equity from the Trade Date to the Final Valuation Date.
♦	The Payment at Maturity on Your Securities is Not Based on the Price of the Underlying Equity at Any Time Other than the Final Valuation Date — The Final Price and the Underlying Return will be based solely on the closing price of the Underlying Equity on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of the Underlying Equity drops precipitously on the Final Valuation Date, the payment at maturity on your Securities, if any, that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the Underlying Equity at a time prior to such drop. Although the price of the Underlying Equity on the maturity date or at other times during the life of your Securities may be higher than the closing price on the Final Valuation Date, you will not benefit from the price of the Underlying Equity at any time other than the Final Valuation Date.
♦	Owning the Securities is Not the Same as Owning the Underlying Equity — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity. For instance, as a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Underlying Equity or stocks comprising the Underlying Equity would have. Further, you will not participate in any appreciation of the Underlying Equity beyond the Maximum Gain, which could be significant, even though you will have increasing downside market risk the greater the decline of the Underlying Equity below the Conversion Price at maturity.
♦	Limited Liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
♦	The Securities are linked to the iShares® Russell 2000 ETF and are subject to small-capitalization companies risk — The iShares® Russell 2000 ETF will invest in companies that will be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore the iShares® Russell 2000 ETF’s share price may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the iShares® Russell 2000 ETF to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Equity to which the Securities are linked.
♦	Potential Barclays Bank PLC Impact on Price — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying Equity, stocks comprising the Underlying Equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Equity, or stocks comprising the Underlying Equity, may adversely affect the market price of the Underlying Equity and, therefore, the market value of the Securities.
♦	Certain Features of Exchange-Traded Funds Will Impact the Value of the Underlying Equity and the Value of the Securities —
♦	Management risk. This is the risk that the investment strategy for the Underlying Equity, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in or linked to an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because exchange-traded funds are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of an exchange-traded fund could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.
♦	Derivatives risk. Exchange-traded funds may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus an exchange-traded fund’s losses, and, as a consequence, the losses of your Securities, may be greater than if the exchange-traded fund invested only in conventional securities.
♦	The Underlying Equity may underperform the Underlying Index — The performance of the exchange-traded fund may not replicate the performance of, and may underperform, its underlying index. Exchange-traded funds will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the Underlying Equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying assets or indices. Because the return on your Securities is linked to the performance of the Underlying Equity and not its underlying assets, the return on your Securities may be less than that of an alternative investment linked directly to the underlying assets of the Securities or the stocks comprising the Underlying Index (as defined below).
♦	Many Economic and Market Factors Will Impact the Value of the Securities — In addition to the price of the Underlying Equity on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
♦	the expected volatility of the Underlying Equity, the Underlying Index and securities comprising the Underlying Index;
♦	the time to maturity of the Securities;
♦	the dividend rate underlying the Underlying Equity;

♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the supply and demand for the Securities; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings
♦	The Estimated Value of Your Securities Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.
♦	The Estimated Value of Your Securities is Lower than the Initial Issue Price of Your Securities — The estimated value of your Securities on the Trade Date is lower than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.
♦	The Estimated Value of the Securities is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions which may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.
♦	The Estimated Value of Your Securities is not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower than the Initial Issue Price of Your Securities and Maybe Lower than the Estimated Value of Your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.
♦	The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 for further information.
♦	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity for a hypothetical offering of Securities under various scenarios, based on the Initial Price of $111.04, the Maximum Gain of 32.10%, the Multiplier of 1.5, the Conversion Price of $94.38 (85% of the Initial Price), the Share Delivery Amount of 10.5955 shares per Security (equal to the $1,000 principal amount per Security divided by the Conversion Price of $94.38) and the Final Prices as set forth below. The actual Final Price will be determined on the Final Valuation Date. Numbers in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities. We cannot predict the closing price of the Underlying Equity on any day during the term of the Securities, including on the Final Valuation Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities.

Final Price	Underlying Return*	Payment at Maturity[1]	Securities Total Return at Maturity per $1,000 Initial Issue Price[2]	Securities Total Return at Maturity per $975 Initial Issue Price[3]
$222.08	100.00%	$1,321.00	32.10%	35.49%
$210.98	90.00%	$1,321.00	32.10%	35.49%
$199.87	80.00%	$1,321.00	32.10%	35.49%
$188.77	70.00%	$1,321.00	32.10%	35.49%
$177.66	60.00%	$1,321.00	32.10%	35.49%
$166.56	50.00%	$1,321.00	32.10%	35.49%
$155.46	40.00%	$1,321.00	32.10%	35.49%
$144.35	30.00%	$1,321.00	32.10%	35.49%
$134.80	21.40%	$1,321.00	32.10%	35.49%
$133.25	20.00%	$1,300.00	30.00%	33.33%
$122.14	10.00%	$1,150.00	15.00%	17.95%
$116.59	5.00%	$1,075.00	7.50%	10.26%
$111.04	0.00%	$1,000.00	0.00%	2.56%
$105.49	-5.00%	$1,000.00	0.00%	2.56%
$99.94	-10.00%	$1,000.00	0.00%	2.56%
$94.38	-15.00%	$1,000.00	0.00%	2.56%
$88.83	-20.00%	$941.18	-5.88%	-3.47%
$77.73	-30.00%	$823.53	-17.65%	-15.54%
$66.62	-40.00%	$705.87	-29.41%	-27.60%
$55.52	-50.00%	$588.24	-41.18%	-39.67%
$44.42	-60.00%	$470.59	-52.94%	-51.73%
$33.31	-70.00%	$352.94	-64.71%	-63.80%
$22.21	-80.00%	$235.29	-76.47%	-75.87%
$11.10	-90.00%	$117.65	-88.24%	-87.93%
$0.00	-100.00%	$0.00	-100.00%	-100.00%
1	If the Final Price is below the Conversion Price, the investor will receive the Share Delivery Amount rather than a cash payment at maturity. The value of the payment at maturity consists of the market value of a number of shares of the Underlying Equity equal to the Share Delivery Amount, valued and delivered as of the maturity date (rather than the Final Valuation Date) with fractional shares paid in cash at the Final Price. Therefore, if the value of the shares on the maturity date is less than the Final Price, the actual value of your payment at maturity will be less than the corresponding amount reflected in the table above.
2	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Security to the purchase price of $1,000 per Security for all brokerage accounts.
3	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Security to the purchase price of $975 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution” on page PS-14 of this pricing supplement.

Example 1 – The price of the Underlying Equity increases from an Initial Price of $111.04 to a Final Price of $144.35, resulting in an Underlying Return of 30.00%.

Because the Final Price is greater than the Initial Price, the Issuer will repay the principal amount plus pay a return equal to the Underlying Return multiplied by the Multiplier, but no more than the Maximum Gain. Because the Underlying Return multiplied by the Multiplier is greater than the Maximum Gain, the payment at maturity per $1,000 principal amount Security would be calculated as follows:

$1,000 + [$1,000 × Maximum Gain]

$1,000 + [$1,000 × 32.10%] = $1,321.00

The payment at maturity of $1,321.00 per $1,000 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 32.10%, which corresponds to a total return on the Securities of 32.10% for brokerage account holders and 35.49% for advisory account holders.

Example 2 – The price of the Underlying Equity increases from an Initial Price of $111.04 to a Final Price of $116.59, resulting in an Underlying Return of 5.00%.

Because the Final Price is greater than the Initial Price, the Issuer will repay the principal amount plus pay a return equal to the Underlying Return multiplied by the Multiplier, but no more than the Maximum Gain. Because the Underlying Return multiplied by the Multiplier is less than the Maximum Gain, the payment at maturity per $1,000 principal amount Security would be calculated as follows:

$1,000 + [$1,000 × Underlying Return × Multiplier]

$1,000 + [$1,000 × 5% × 1.5] = $1,075.00

The payment at maturity of $1,075.00 per $1,000 principal amount Security represents a return on the principal amount of 7.50%, which corresponds to a total return on the Securities of 7.50% for brokerage account holders and 10.26% for advisory account holders.

Example 3 – The price of the Underlying Equity decreases from an Initial Price of $111.04 to a Final Price of $105.49, resulting in an Underlying Return of -5.00%.

Because the Final Price is equal to or less than the Initial Price and greater than or equal to the Conversion Price, the Issuer will repay the full principal amount at maturity, with no additional return.

The payment at maturity of $1,000 per $1,000 principal amount Security represents a return on the principal amount of 0.00%, which corresponds to a total return on the Securities of 0.00% for brokerage account holders and 2.56% for advisory account holders.

Example 4 – The price of the Underlying Equity decreases from an Initial Price of $111.04 to a Final Price of $66.62, resulting in an Underlying Return of -40.00%.

Because the Final Price of the Underlying Equity is below the Conversion Price, the Issuer will deliver to you at maturity the number of shares of the Underlying Equity equal to the Share Delivery Amount for every $1,000 principal amount per Security you hold and will pay cash at the Final Price for any fractional shares included in the Share Delivery Amount.

Value of shares received (as of Final Valuation Date*):	$666.20 (10 shares × $66.62)
Value of fractional shares paid in cash:	$39.67 (0.5955 shares × $66.62)
Total value of Share Delivery Amount:	$705.87

The payment at maturity of a Share Delivery Amount valued at $705.87 (as of the Final Valuation Date) per $1,000 principal amount Security represents a return on the principal amount of -29.41%, which corresponds to a total return on the Securities of -29.41% for brokerage account holders and -27.60% for advisory account holders.

*	The value of shares received at maturity and the total return on the Securities at that time depends on the closing price of the Underlying Equity on the maturity date, rather than the Final Valuation Date, and is expected to be worth less than the principal amount or may have no value at all. The actual gain or loss you will realize on any shares of the Underlying Equity received at maturity will depend on the value of the shares when they are sold.

What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described below. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the Underlying Equity. Subject to the discussion below (i) of Section 1260 and (ii) regarding the receipt of shares of the Underlying Equity at maturity, if your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. Moreover, in the event you receive shares upon the maturity of the Securities, such loss may be deferred (as described in the following paragraphs).

Physical Settlement. If you receive shares of the Underlying Equity upon the maturity of your Securities (i.e., your Securities are physically settled), it is not clear whether the receipt of shares of the Underlying Equity should be treated as (i) a tax-free purchase of the shares pursuant to the original terms of the Securities or (ii) a taxable settlement of the Securities followed by a purchase of the shares.

If the receipt of shares of the Underlying Equity upon the maturity of your Securities is treated as a tax-free purchase of shares, (i) the receipt of shares of the Underlying Equity upon maturity of your securities should not give rise to the current recognition of gain or loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your Securities (determined as described below, less the basis attributable to a fractional share, if any), and (iii) if you receive cash in lieu of a fractional share upon the physical settlement of such Securities, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your Securities will be equal to the price you paid for the Securities.

If, alternatively, the receipt of shares is treated as a taxable settlement of the Securities followed by a purchase of shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and your tax basis in the Securities, and (ii) take a basis in such shares in an amount equal to their fair market value at such time.

Your holding period in the shares you receive upon the maturity of your Securities will begin on the day after you receive such shares.

If your Securities are physically settled, the Agents expect to treat your receipt of shares as a tax-free purchase of shares as described above. However, because the treatment of a physically settled derivative contract is unclear, it is possible that the Internal Revenue Service or a court could disagree. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares of the Underlying Equity upon the maturity of your Securities.

Section 1260. Although not entirely clear, it is possible that the purchase and ownership of the Securities could be treated as a “constructive ownership transaction” with respect to the Underlying Equity that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Securities would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Underlying Equity referenced by your Securities on the date that you purchased your Securities and sold those shares on the date of the sale or maturity of the Securities (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment on the Securities will only reflect the appreciation or depreciation in the value of the shares of the Underlying Equity and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Underlying Equity, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of Underlying Equity shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Securities by the Underlying Equity share price on the date you acquired your Securities, as opposed to making such determination based on the actual number of Underlying Equity shares that, after taking into account the Multiplier, are effectively referenced in determining the actual return on your Securities. In addition, the Excess Gain Amount could be greater than zero if you purchase your Securities for an amount that is less than the principal amount of the Securities or if the return on the Securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the Underlying Equity. Furthermore, if another exchange traded fund is substituted for the Underlying Equity, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the Underlying Equity and sold the Underlying Equity to purchase its substitute. You should be aware that, if the Securities are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Securities is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks — Taxes”, in this pricing supplement.

Information regarding the Underlying Equity

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets — Exchange-Traded Funds — Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC by the issuer issuing the Underlying Equity can be located by reference to the SEC file numbers specified below.

The summary information below regarding the issuer of the Underlying Equity comes from the issuer’s SEC filings. We have not independently verified the accuracy or completeness of such information or of any filings made by the issuer of the Underlying Equity with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

iShares® Russell 2000 ETF

General

We have derived all information contained in this pricing supplement regarding the iShares® Russell 2000 ETF (referred to in this section as “Russell 2000 ETF”) including, without limitation, its make-up, method of calculation and changes in its components, from the Russell 2000 ETF’s prospectus dated August 1, 2013 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors (“BFA”). The Russell 2000 ETF is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the Russell 2000 ETF. The Russell 2000 ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWM.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Russell 2000 ETF. Information provided to or filed with the SEC by iShares® Trust. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 0333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. You may receive shares of the Russell 2000 ETF at maturity. Therefore, in making your decision to invest in the Securities, you should review the prospectus related to the Russell 2000 ETF dated August 1, 2013 available at http://prospectus-express.newriver.com/summary.asp?clientid=isharesll&fundid=464287655&doctype=pros. In addition, information about iShares® and the Russell 2000 ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Russell 2000 ETF, any information contained on the iShares® website, or of any other publicly available information about the Russell 2000 ETF. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement.

Investment Objective and Strategy

The Russell 2000 ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market, as measured by the Russell 2000® Index (the ‘‘Russell 2000’’ or the “Underlying Index”). The Russell 2000 represents the approximately 2,000 smallest companies in the Russell 3000® Index. The Russell 2000 was developed by Russell Investments (“Russell”) to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Underlying Index, please see “Non-Proprietary Indices — Equity Indices — Russell 2000® Index” in the accompanying index supplement

As of October 25, 2013, the Russell 2000 ETF held stocks of U.S. companies in the following industry sectors: Financial Services (23.56%), Producer Durables (14.40%), Consumer Discretionary (14.36%), Technology (14.12%), Health Care (12.87%), Materials & Processing (7.07%), Energy (5.82%), Utilities (4.10%), Consumer Staples (3.50%) and S-T Securities (0.03%).

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the Russell 2000 ETF. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index. The Russell 2000 ETF may or may not hold all of the securities in the Underlying Index.

The Russell 2000 ETF generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index. The Russell 2000 ETF may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the Underlying Index, but which BFA believes will help the Russell 2000 ETF track the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the Russell 2000 ETF is an actual investment portfolio. The performance of the Russell 2000 ETF and the Underlying Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the Russell 2000 ETF’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the Russell 2000 ETF but not to the Underlying Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the Russell 2000 ETF’s portfolio and that of the Underlying Index. The Russell 2000 ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The Russell 2000 ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of BlackRock Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Underlying Equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the Underlying Equity on October 28, 2013 was $111.04. The historical performance of the Underlying Equity should not be taken as an indication of the future performance of the Underlying Equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008		$75.12	$64.30	$68.51
4/1/2008	6/30/2008		$76.17	$68.47	$69.03
7/1/2008	9/30/2008		$75.20	$65.50	$68.39
10/1/2008	12/31/2008		$67.02	$38.58	$49.27
1/2/2009	3/31/2009		$51.27	$34.36	$41.94
4/1/2009	6/30/2009		$53.19	$42.82	$50.96
7/1/2009	9/30/2009		$62.02	$47.87	$60.23
10/1/2009	12/31/2009		$63.36	$56.22	$62.26
1/1/2010	3/31/2010		$69.25	$58.68	$67.81
4/1/2010	6/30/2010		$74.14	$61.08	$61.08
7/1/2010	9/30/2010		$67.67	$59.04	$67.47
10/1/2010	12/31/2010		$79.22	$66.94	$78.23
1/3/2011	3/31/2011		$84.17	$77.18	$84.17
4/1/2011	6/30/2011		$86.37	$77.77	$82.80
7/1/2011	9/30/2011		$85.65	$64.25	$64.25
10/1/2011	12/30/2011		$76.45	$60.97	$73.69
1/2/2012	3/30/2012		$84.41	$74.56	$82.85
4/1/2012	6/29/2012		$83.79	$73.64	$79.65
7/1/2012	9/28/2012		$86.40	$76.68	$83.46
10/1/2012	12/31/2012		$84.69	$76.88	$84.29
1/2/2013	3/30/2013		$94.80	$86.65	$94.26
4/1/2013	6/28/2013		$99.51	$89.58	$97.16
7/1/2013	9/30/2013		$107.10	$98.08	$106.62
10/1/2013	10/28/2013	*	$111.13	$103.67	$111.04
*	As of the date of this pricing supplement information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through October 28, 2013. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2013.

The graph below illustrates the performance of the Underlying Equity from January 2, 2008 to October 28, 2013. The dotted line represents the Conversion Price of $94.38, which is equal to 85% of the closing price on October 28, 2013.

The graph set forth above shows the historical performance of the Underlying Equity based on the daily closing price of the Underlying Equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information herein obtained from outside sources. Historical performance of the Underlying Equity is not an indication of future performance. Future performance of the Underlying Equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. The price to the public for all purchases of Securities in brokerage accounts is $1,000 per Security. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for sales to brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $975 per Security and will not receive a sales commission with respect to such sales.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.